As filed with the Securities and Exchange Commission on January 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Affirm Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-2224323
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Affirm Holdings, Inc.

650 California Street

San Francisco, CA 94108

(415) 984-0490

(Address of principal executive offices) (Zip code)

Affirm Holdings, Inc. Amended and Restated 2012 Stock Plan

Affirm Holdings, Inc. 2020 Employee Stock Purchase Plan

(Full titles of the plans)

Max Levchin

Chief Executive Officer

Affirm Holdings, Inc.

650 California Street

San Francisco, CA 94108

(415) 984-0490

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel, Esq.

P. Michelle Gasaway, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

(650) 470-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.00001 per share
Affirm Holdings, Inc. Amended and Restated 2012 Stock Plan Stock Options	34,652,326(2)	$5.34(3)	$185,043,420.84	$20,188.24
Affirm Holdings, Inc. Amended and Restated 2012 Stock Plan	68,764,887(4)	$49.00(5)	$3,369,479,463.00	$367,610.21
Affirm Holdings, Inc. 2020 Employee Stock Purchase Plan	6,389,958(6)	$49.00(7)	$313,107,942.00	$34,160.08
Total	109,807,171	-	$3,867,630,825.84	$421,958.52

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A common stock, $0.00001 par value per share (the “Class A common stock”), that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Class A common stock, as applicable.

(2) Represents shares of Class A common stock issuable upon the exercise of options to purchase shares of Class A common stock outstanding under the Affirm Holdings, Inc. Amended and Restated 2012 Stock Plan (the “2012 Stock Plan”).

(3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $5.34, which is the weighted-average exercise price for Class A common stock options outstanding under the 2012 Stock Plan.

(4) Represents shares of Class A common stock available for future issuance under the 2012 Stock Plan.

(5) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $49.00 per share of Class A common stock pursuant to the registrant’s Registration Statement on Form S-1 (File No. 333-250184) declared effective on January 12, 2021.

(6) Represents shares of Class A common stock reserved for future issuance under the Affirm Holdings, Inc. 2020 Employee Stock Purchase Plan.

(7) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $49.00 per share of Class A common stock pursuant to the registrant’s Registration Statement on Form S-1 (File No. 333-250184) declared effective on January 12, 2021.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Affirm Holdings, Inc. with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The registrant’s Registration Statement on Form S-1 filed with the Commission on November 18, 2020 (File No. 333-250184), as amended, which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) The registrant’s Prospectus to be filed on or about January 14, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-250184).

(c) The description of the registrant’s Class A common stock which is contained in a registration statement on Form 8-A filed on January 13, 2021 (File No. 001-39888) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws will provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. The registrant’s amended and restated certificate of incorporation will eliminate the potential personal monetary liability of our directors to us or our stockholders for breaches of their duties as directors except as otherwise required under the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

The limitation of liability and indemnification provisions that have been included in our amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that we have entered into with our directors and officers may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We maintain standard policies of insurance under which, subject to the limitations of the policies, coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and (b) to us with respect to payments which we may make to such officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement, filed as Exhibit 1.1 to the registrant’s Registration Statement on Form S-1/A (File No. 333-250184), filed with the Commission on January 5, 2021, provides for indemnification, under certain circumstances, by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1(1)	Amended and Restated 2012 Stock Plan and related form agreements

4.2(2)	2020 Employee Stock Purchase Plan

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent registered public accountants

23.3	Consent of Deloitte & Touche LLP, independent registered public accountants

24.1	Power of Attorney (included on the signature page of this Form S-8)

(1) Incorporated by reference to Exhibit 10.2 filed with the registrant’s Registration Statement on Form S-1/A (File No. 333-250184), filed with the Commission on November 20, 2020.

(2) Incorporated by reference to Exhibit 10.3 filed with the registrant’s Registration Statement on Form S-1/A (File No. 333-250184), filed with the Commission on November 20, 2020.

ITEM 9.	UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 13th day of January, 2021.

AFFIRM HOLDINGS, INC.

By:	/s/ Max Levchin
Max Levchin
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Affirm Holdings, Inc. hereby constitute and appoint Max Levchin and Sharda Caro del Castillo and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 13, 2021.

Signature	Capacity

/s/ Max Levchin
Max Levchin	Chairman of the Board of Directors and Chief Executive Officer
(principal executive officer)

/s/ Michael Linford
Michael Linford	Chief Financial Officer (principal financial officer)

/s/ Siphelele Jiyane
Siphelele Jiyane	VP, Controller (principal accounting officer)

/s/ Jeremy Liew
Jeremy Liew	Director

/s/ Christa S. Quarles
Christa S. Quarles	Director

/s/ Jeremy Philips
Jeremy Philips	Director

/s/ Keith Rabois
Keith Rabois	Director